EXHIBIT 11


                            DATA GENERAL CORPORATION

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)

                                                                              Quarter Ended                    Nine Months Ended
                                                                         ----------------------             ------------------------
                                                                         Jun. 28,       Jun. 29,            Jun. 28,        Jun. 29,
                                                                           1997           1996                1997            1996
                                                                         --------       --------            --------        --------
Primary earnings per share:
Net income............................................................   $14,745        $ 7,141             $38,941         $18,184
                                                                         =======        =======             =======         =======

Weighted average shares outstanding...................................    40,625         39,045              40,155          38,563

Incremental shares from use of treasury
  stock method for stock options......................................     2,951          2,469               2,703           2,497
                                                                         -------        -------             -------         -------

Common and common equivalent
  shares, where applicable............................................    43,576         41,514              42,858          41,060
                                                                         =======        =======             =======         =======

Net income per share..................................................      $.34           $.17                $.91            $.44
                                                                         =======        =======             =======         =======

Earnings per share assuming full dilution: (a)
Net income............................................................   $14,745        $ 7,141             $38,941         $18,184
                                                                         =======        =======             =======         =======

Weighted average shares outstanding...................................    40,625         39,045              40,155          38,563

Incremental shares from use of treasury
  stock method for stock options......................................     3,387          2,501               2,902           2,647
                                                                         -------        -------             -------         -------

Common and common equivalent shares,
  assuming full dilution, where applicable............................    44,012         41,546              43,057          41,210
                                                                         =======        =======             =======         =======

Net income per share..................................................      $.34          $.17                 $.91            $.44
                                                                         =======        =======             =======         =======

(a) For the quarters and nine-month periods ended June 28, 1997 and June 29, 1996, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, is anti-dilutive and has therefore been excluded from the computation.